EXHIBIT 10.4
THIRD AMENDMENT TO ARCHSTONE-SMITH TRUST 2001 LONG-TERM INCENTIVE PLAN
December 6, 2006
The Archstone Smith Trust 2001 Long-Term Incentive Plan (the “Plan”) is hereby amended as follows:
Effective as of January 1, 2007, subsection 9(f) of the Plan is amended to read in its entirety as follows:
“Fair Market Value. For purposes of determining the “Fair Market Value” of a Share as of any date, the following rules shall apply:
(i) If the principal market for the Shares is a national securities exchange or the Nasdaq securities market, then the “Fair Market Value” as of that date shall be the reported closing price of the Shares on the principal exchange or market on which the Shares are then listed or admitted to trading, as of that date.
(ii) If the Share are not listed on a national securities exchange and the Shares are not quoted on the Nasdaq share market, then the “Fair Market Value” as of that date shall be the closing price for the Shares on that date as reported on the Nasdaq OTC Bulletin Board Service or by the National Quotation Bureau, Incorporated or a comparable service.
(iii) If subparagraphs (i) and (ii) next above are otherwise inapplicable, then the Fair Market Value of the Shares shall be determined in good faith by the Committee.”